Exhibit 99.1

COMPASS DIVERSIFIED TRUST	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jim@compassequity.com	jgoldberger@kcsa.com / grussell@kcsa.com
Compass Diversified Trust Sells Crosman Acquisition Corporation to
Wachovia Capital Partners
WESTPORT, CT. January 8, 2007 – Compass Diversified Trust (NASDAQ: CODI) and Compass Group Diversified Holdings LLC (collectively, the “Company” or “CODI”) announced today that on Friday January 5, 2007, CODI simultaneously entered into a definitive agreement to sell and consummated the sale of its subsidiary, Crosman Acquisition Corporation (“Crosman”), to an affiliate of Wachovia Capital Partners for a total enterprise value of approximately $143 million. CODI’s share of the proceeds, after accounting for Crosman’s minority holders and our manager’s profit allocation, was approximately $110 million. This amount was in respect of CODI’s debt and equity interests in Crosman. Crosman was acquired by CODI on May 16, 2006, utilizing proceeds from CODI’s initial public offering.
Commenting on the transaction, I. Joseph Massoud, the Company’s CEO, said, “While we are sad to be ending our ownership of Crosman and our professional relationship with the outstanding management team there, we consider the opportunity to divest our interest in Crosman at this value to be extremely attractive for our shareholders, and are pleased to have achieved this magnitude of gain in a relatively short time since CODI’s acquisition of Crosman concurrent with our initial public offering in May of 2006. We wish Crosman’s management and Wachovia Capital Partners great success going forward.
We do not expect the sale of Crosman and the resultant use of proceeds to have a material impact on the Company’s cash available for distribution and, in the long term, fully expect the additional growth capacity provided from these proceeds to be beneficial to our shareholders.”
$85 million of the proceeds from the sale were utilized to repay debt under CODI’s revolving credit facility. Availability under this credit facility enables the company to pursue additional platform and add-on acquisitions, as well as provides working capital capacity for the Company and its subsidiaries.

This divestiture creates a gain for CODI of between $28 million and $30 million, after allocation of profits to Compass Group Management LLC pursuant to the CODI’s profit allocation formula and payment of all third party expenses. For tax purposes, the gain on this transaction will be recognizable by shareholders of record on January 5, 2007. Harris Williams & Co. and Squire, Sanders & Dempsey LLP represented Crosman and CODI, respectively, in the transaction. Additional details on the transaction will be available on the Company’s Form 8-K that will be filed with the Securities and Exchange Commission by January 10, 2007.
About Compass Diversified Trust
CODI was formed to acquire and manage a group of profitable middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s’ unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
• CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 147 branch locations in 17 states and was founded in 1970. The company is one of the largest commercial staffing companies in the nation.
• Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). The Company is based in Aurora, CO and was founded in 1989.
• Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.

• Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a leading manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.
To find out more about Compass Diversified Trust, please visit www.compassdiversifiedtrust.com.
About Wachovia Capital Partners
Wachovia Capital Partners is the Principal Investing arm of Wachovia Corporation, the nation’s fourth largest financial holding company. With a current portfolio of over $2 billion of invested and committed capital under management, Wachovia Capital Partners targets equity and mezzanine investments of $10 to $50 million in the growth industrial, business services, consumer products, retail, financial services, media and communications, healthcare, and energy sectors. For more information on Wachovia Capital Partners, visit Wachovia Capital Partners’ website at www.wachoviacapitalpartners.com.
About Crosman
Crosman, headquartered in East Bloomfield, NY and originally founded in 1923, is a leading manufacturer of recreational airguns and related products. Crosman markets a full line of air rifles, air pistols, airgun consumables and accessories, soft air guns and accessories, paintball markers, paintballs, paintball accessories and related products under the Crosman-owned and trademarked Crosman ®, Benjamin Sheridan ®, Copperhead ®, Game Face ® and Crosman Soft Air brand names and under the Remington ™, and Walther ™ brands through licensing or distribution agreements. To learn more about Crosman, please visit www.crosman.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Trust. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10Qs filed by CODI with the Securities and Exchange Commission for the quarters ended March 31,2006 and June 30, 2006 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.